DEBENTURE PLACEMENT AGREEMENT
                          -----------------------------


                  DEBENTURE PLACEMENT AGREEMENT ("Agreement") dated as of the 2nd day of January 2001, by and between TELENETICS CORPORATION, a California corporation (the "Company"), TAGLICH BROTHERS, INC., a New York corporation, ("Placement Agent"), either on its own behalf or on behalf of other lenders, and the persons and entities listed on EXHIBIT A to this Agreement (such persons and entities being referred to individually as "Lender" and collectively, as "Lenders").


                              W I T N E S S E T H :
                              ---------------------

         WHEREAS, in reliance upon the representations, warranties, terms and conditions hereinafter set forth, Placement Agent will use its best efforts to privately place $2,115,000 in principal amount of 7.0% convertible subordinated debentures of the Company due January 2, 2003 (the "Debentures"), the Debentures being convertible into shares of common stock, no par value per share (the "Common Stock"), of the Company at $0.67 per share (the "Conversion Price"); and

         WHEREAS, the Debentures are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act").

         NOW, THEREFORE, in consideration of the premises and the respective promises hereinafter set forth, the Company and the Placement Agent hereby agree as follows:

         1. SALE AND PURCHASE OF DEBENTURES.

                  (a) Subject to the terms and conditions of this Agreement, the Company shall sell to the Lender the Debentures.

                  (b) The sale and purchase described in Section 1(a) of this Agreement shall take place at a closing (the "Closing") at the offices of ROBINSON SILVERMAN PEARCE ARONSOHN & BERMAN LLP, 1290 Avenue of the Americas, New York, NY 10104 or such other place as shall be acceptable to the Company and Placement Agent on such date as Placement Agent shall advise the Company.

         2. PAYMENT. At the Closing, the Company or its agent shall deliver to Placement Agent, on behalf of the Lender, the original executed and sealed Debentures being purchased by the Lender, against its receipt of payment therefor by certified or bank check drawn on a bank located in the United States, or by Federal wire transfer, in the amount of the aggregate purchase price for such Debentures being sold, less the amount of cash fees payable to Placement Agent pursuant to Section 10(a) of this Agreement and the reimbursement of the Placement Agent's expenses pursuant to Section 10(b) of this Agreement. All Debentures being purchased by the Lender shall be issued in the name of the Lender in accordance with instructions provided by Placement Agent not later than the day of Closing.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company (on its behalf and on behalf of its Subsidiaries) hereby represents and warrants to and covenants and agrees with the Placement Agent, as of the date hereof and as of the date of each Closing, as follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by the Company or the property owned or leased by the Company requires such qualification. The Company has no subsidiaries and does not own any equity interest and has not made any loans or advances to or guarantees of indebtedness to any person, corporation, partnership or other entity.

                  (b) The authorized capital of the Company consists of 25,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of which, as of the date of this Agreement, (i) 16,434,611 shares of Common Stock are issued and outstanding, (ii) no shares of Common Stock are held in treasury,
(iii) 110 shares of Preferred Stock are issued and outstanding, and (iv) 6,990,572 shares of Common Stock have been reserved for issuance upon conversion or exercise of outstanding debentures, options, warrants and other rights to acquire Common Stock and upon the exercise of options granted pursuant to the Company's stock option plans and pursuant to other agreements, excluding the shares of Common Stock issuable upon conversion of the Debentures (the "Conversion Shares"). Except as set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000, as amended by the Company's Form 10-QSB/A dated July 25, 2000, the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2000, the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000, the Company's Form 8-K dated January 21, 2000, the Company's Form 8-K/A dated March 22, 2000 and the Company's Form 8-K dated September 27, 2000 (collectively, the "Public Documents") and/or on EXHIBIT B attached hereto, the Company is not a party to any agreement to issue, nor has it issued, any warrants, options or rights or preferred stock, notes or other evidence of indebtedness or other securities, instruments or agreements upon the exercise or conversion of which or pursuant to the terms of which additional shares of capital stock of the Company may become issuable. Except as set forth in the Public Documents, no holder of any of the Company's securities have preemptive rights or contractual rights of first refusal.

                  (c) The Company has the full right, power and authority to execute, deliver and perform under this Agreement and the Debentures. This Agreement has been duly executed by the Company and, at the Closing, the Debentures being issued will have been duly executed by the Company, and this Agreement and the Debentures and the transactions contemplated by this Agreement and the Debentures have been duly authorized by all necessary corporate action and each constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

                  (d) All of the issued and outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable, with no personal liability attaching to the holders thereof, and such shares of Common Stock have not been issued in violation of the preemptive rights or rights of first refusal of any holder of securities of the Company. All of the issued and outstanding shares of Common Stock of the Company have been issued pursuant to either a current effective registration statement under the 1933 Act or an exemption from the registration requirements of the 1933 Act and were issued in accordance with all applicable Federal and state securities laws.

                  (e) The Debentures to be issued at the Closing and the shares of Common Stock included in the Conversion Shares have been validly authorized for issuance and, when issued pursuant to this Agreement and the terms of the Debenture, will be duly and validly authorized and issued, fully paid and nonassessable and free from preemptive rights or rights of first refusal held by any person, provided, however, that the Company currently does not have sufficient authorized and unissued shares of Common Stock which are not otherwise reserved for issuance, to reserve for issuance upon conversion of all of the Debentures.

                  (f) The following financial statements of the Company (hereinafter collectively, the "Financial Statements") are included in the Public Documents: (i) consolidated balance sheets as of December 31, 1999 and consolidated statements of operations, shareholders' equity and cash flows for the fiscal year ended December 31, 1999 and the related notes thereto, which have been audited by BDO Seidman, LLP, independent certified public accountants, and (ii) unaudited balance sheets as of March 31, 2000, June 30, 2000 and September 30, 2000, and unaudited statement of operations, stockholders' equity and cash flows for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and the related notes thereto, which have been prepared by the Company. The Financial Statements, which are included in the Public Documents, were prepared in accordance with generally accepted accounting principles consistently applied and present and reflect fairly the financial position of the Company at the respective balance sheet dates and the results of its operations, changes in stockholders' equity and cash flows for the periods then ended, PROVIDED, HOWEVER, that the financial statements included in the Public Documents (other than those within the Company's Form 10-KSB for the fiscal year ended December 31, 1999) are subject to normal year-end adjustments and lack footnotes and other presentation items. During the period of BDO Seidman, LLP's engagement as the Company's independent certified public accountants, there has been no disagreements between the accounting firm and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure and no events required to be reported on a current report on Form 8-K relating to the relationship between the Company and the accounting firm. The Company has made and kept books and records and accounts which are in reasonable detail and which fairly and accurately reflect the activities of the Company, subject only to year-end adjustments.

                  (g) The Company has good and marketable title to all of its material property and assets and, except as set forth in the Financial Statements or on EXHIBIT C attached hereto, none of such property or assets of the Company is subject to any lien, mortgage, pledge, encumbrance or other security interest.

                  (h) There has not been any material adverse change in the financial condition or in the operations, business or prospects of the Company from that shown in the Public Documents or any damage or destruction, not covered by insurance, which affects the business, property or assets of the Company.

                  (i) Neither the execution or delivery of this Agreement or the Debentures by the Company nor the performance by the Company of the transactions contemplated by this Agreement or the Debentures: (i) requires the consent, waiver, approval, license or authorization of or filing with or notice to any person, entity or public authority (except any filings required by Federal or state securities laws, which filings have been or will be made by the Company on a timely basis); (ii) violates or constitutes a default under or breach of any law, rule or regulation applicable to the Company; or (iii) conflicts with or results in a breach or termination of any provision of, or constitutes a default under, or will result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Company with or without the giving of notice, the passage of time or both, pursuant to (A) the Company's articles of incorporation or by-laws, (B) any mortgage, deed of trust, indenture, note, loan agreement, security agreement, contract, lease, license, alliance agreement, joint venture agreement, or other agreement or instrument, or (C) any order, judgment, decree, statute, regulation or any other restriction of any kind or character to which the Company is a party or by which any of the assets of the Company may be bound; PROVIDED, HOWEVER, that the failure to comply herewith shall not be deemed a breach hereof unless such failure would have a material adverse effect on the business, financial condition or results of operations of Issuer and its subsidiaries, taken as a whole (a "Material Adverse Effect").

                  (j) Except for an indebtedness of $390,000 to Shala Shashani and $25,000 to John McLean, the Company has no indebtedness to any officer, director, 5% stockholder or other Affiliate (as defined in the Rules and Regulations of the SEC under the 1933 Act) of the Company.

                  (k) The Company is in compliance with all laws, rules and regulations of all Federal, state and local government agencies having jurisdiction over the Company or affecting the business, assets or properties of the Company, except where the failure to comply has not and will not have a Material Adverse Effect. The Company possesses all licenses, permits, consents, approvals and agreements which are required to be issued by any and all applicable Federal, state or local authorities necessary for the operation of its business and/or in connection with its assets or properties, except where the failure to possess such licenses, permits, consents, approvals or agreements has not and will not have a Material Adverse Effect.

                  (l) Except as set forth on EXHIBIT D attached hereto, the Company is not in default under any note, loan agreement, security agreement, mortgage, contract, franchise agreement, distribution agreement, lease, alliance agreement, joint venture agreement, agreement, license, permit, consent, approval or instrument to which it is a party, and no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such default thereof by the Company or would cause acceleration of any obligation of the Company or would adversely affect the business, operations, financial condition or prospects of the Company, except where such default or event, whether with or without the lapse of time or giving of notice, or both, has not and will not have a Material Adverse Effect. To the best of the knowledge of the Company, no party to any note, loan agreement, security agreement, mortgage, contract, franchise agreement, distribution agreement, lease, alliance agreement, joint venture agreement, agreement, license, permit, consent, approval or instrument with or given to the Company is in default thereunder and no event has occurred with respect to such party, which, with or without the lapse of time or giving of notice, or both, would constitute a default by such party or would cause acceleration of any obligations of such party.

                  (m) To the best of the Company's knowledge, no officer, director or 5% stockholder of the Company and no Affiliate of any such person either (i) holds any interest in any corporation, partnership, business, trust, sole proprietorship or any other entity which is engaged in a business similar to that conducted by the Company (other than a passive immaterial interest in a public company engaged in any such business) or (ii) engages in business with the Company.

                  (n) Except as set forth on EXHIBIT D attached hereto, there are no material (i.e., involving an asserted liability that reasonably could be expected to result in a judgment in excess of twenty-five thousand dollars ($25,000)) claims, actions, suits, proceedings or labor disputes, inquiries or investigations (whether or not purportedly on behalf of the Company), pending or, to the best of the Company's knowledge, threatened, against the Company, at law or in equity or by or before any Federal, state, county, municipal or other governmental department, SEC, National Association of Securities Dealers, Inc., board, bureau, agency or instrumentality, domestic or foreign, whether legal or administrative or in arbitration or mediation, nor is there any basis for any such action or proceeding. Neither the Company nor any of its assets are subject to, nor is the Company in default with respect to, any order, writ, injunction, judgment or decree that could adversely affect the financial condition, business, assets or prospects of the Company.

                  (o) The accounts receivable of the Company represent receivables generated from the sale of goods and services in the ordinary course of business. The Company knows of no material disputes concerning accounts receivable of the Company.

                  (p) Except as set forth in the Public Documents and on EXHIBIT D attached hereto, the Company has (i) no written employment contracts and no oral employment contracts not terminable at will by the Company, with any 5% percent shareholder, officer or director of the Company or any Subsidiary, as applicable, (ii) no consulting agreement or other compensation agreement with any 5% percent shareholder, officer or director of the Company, or (iii) no agreement or contract with any 5% percent shareholder, officer or director of the Company, that will result in the payment by the Company, or the creation of any commitment or obligation (absolute or contingent), of the Company, to pay any severance, termination, "golden parachute", or similar payment to any present or former personnel of the Company, following termination of employment. No director, executive officer or other key employee of the Company has advised the Company that he or she intends to resign as director and/or executive officer of the Company or to terminate his or her employment with the Company.

                  (q) The accounts payable of the Company represent bona fide payables to third parties incurred in the ordinary course of business and represent bona fide debts for services and/or goods provided to the Company.

                  (r) The Company is not a party to a labor agreement with respect to any of its respective employees with any labor organization, union, group or association and there are no employee unions (nor any similar labor or employee organizations). There is no labor strike or labor stoppage or slowdown pending, or, to the knowledge of the Company, threatened against the Company nor has the Company experienced in the last five (5) years any work stoppage or other labor difficulty. The Company is in compliance with all applicable laws, rules and regulations regarding employment practices, employee documentation, terms or conditions of employment and wage and hours and the Company is not engaged in any unfair labor practices. Except as set forth on EXHIBIT D attached hereto, there are no unfair labor practices charges or complaints against the Company pending before the National Labor Relations Board or any other governmental agency.

                  (s) Except for the Company's 401(k) plan, which plan does not require a contribution by the Company, there are no employee pension, retirement or other benefit plans, maintained, contributed to or required to be contributed to by the Company covering any employee or former employee of the Company. The Company has no liability or obligation of any kind or nature, whether accrued or contingent, matured or unmatured, known or unknown, under any provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any provision of the Internal Revenue Code of 1986, as amended, specifically relating to persons subject to ERISA.

                  (t) Except as set forth on EXHIBIT D attached hereto, the Company has filed with the appropriate taxing authorities all returns in respect of taxes required to be filed through the date hereof and has paid all taxes that it is required to pay or has established an adequate reserve therefor. There are no pending or, to the knowledge of the Company, threatened audits, investigations or claims for or relating to any liability of the Company in respect of taxes.

                  (u) The Company has no liabilities of any kind or nature whether accrued or contingent, matured or unmatured, known or unknown, except as set forth in the Financial Statements, and those liabilities incurred by the Company in the ordinary course of business since September 30, 2000.

                  (v) There are no finder's fees or brokerage commissions payable with respect to the transactions contemplated by this Agreement, except as provided in Section 10 of this Agreement, and the Company agrees to indemnify and hold harmless the Placement Agent from and against any and all cost, damage, liability, judgment and expense (including reasonable fees and expenses of counsel) arising out of or relating to claims for such fees or commissions (and to pay the Placement Agent pursuant to a separate agreement between the Company and the Placement Agent).

                  (w) The Company is not currently and has not during the past six (6) months been engaged in negotiations with respect to: (i) any merger or consolidation of the Company where the Company would not be the surviving entity; or (ii) the sale of the Company or any of its assets other than sales in the ordinary course of business.

                  (x) The Company has the right to conduct its business in the manner in which its business has been heretofore conducted. The conduct of such businesses by the Company do not violate or infringe upon the patent, copyright, trade secret or other proprietary rights of any third party, and, except as set forth on EXHIBIT D attached hereto, the Company has not received any notice of any claim of any such violation or infringement.

                  (y) The Company is currently in compliance in all respects with all applicable Environmental Laws (as defined below), including, without limitation, obtaining and maintaining in effect all permits, licenses, consents and other authorizations required by applicable Environmental Laws and the Company is currently in compliance with all such permits, licenses, consents and other authorizations, except where the failure to comply has not and will not have a Material Adverse Effect. The Company has not received notice from any property owner, landlord, tenant or Governmental Authority (as defined below) that Hazardous Wastes (as defined below) are being improperly used, stored or disposed of at any property currently or formerly owned or leased by the Company or that any soil or ground water contamination has emanated from any such property. For purposes hereof, the term "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect. For purposes hereof, the term "Governmental Authority" shall mean the Federal Government of the United States of America, any state or any political subdivision of the Federal Government or any state, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities. For purposes hereof, the term "Hazardous Waste" shall mean any regulated quantity of hazardous substances as listed by the United States Environmental Protection Agency ("EPA") and the list of toxic pollutants designated by the United States Congress and/or the EPA or defined by any other Federal, state or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to or imposing liability for standards of conduct concerning any hazardous, toxic substance or material.

                  (z) The information contained in the Public Documents, taken together, describe in all material respects the business and financial condition of the Company, and such material, taken together, does not contain any misstatement of a material fact or omit to state a material fact necessary to make the information not misleading. The Lender and Placement Agent shall be entitled to rely on such material notwithstanding any investigation they or any of them may have made.

         4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION. The representations and warranties of the Company set forth in Section 3 of this Agreement shall survive the execution and delivery of the Debentures.

         5. USE OF PROCEEDS. The net proceeds from the sale of the Debentures will be used by the Company for payments to Motorola, Inc., working capital and other general corporate purposes.

         6. UNREGISTERED SECURITIES. None of the Debenture or the Conversion Shares have been registered under the 1933 Act, in reliance upon the applicability of Section 4(2), 4(6) and/or Rule 506 of Regulation D of the 1933 Act to the transactions contemplated hereby. The certificates representing the Debentures will bear an investment legend and the certificate representing the Conversion Shares issued prior to their respective registration under Section 3 of the Debenture Purchase Agreement.

         7. CONDITIONS. The following obligations of the Company shall be satisfied or fulfilled on or prior to the date of the Closing, unless otherwise agreed to in writing by the Placement Agent:

                  (a) The Company shall have delivered to the Placement Agent, at the Closing, (i) a currently-dated long-form good standing certificate or telegram from the Secretary of State where the Company is incorporated and each other jurisdiction in which the Company is qualified to do business as a foreign corporation; (ii) the articles of incorporation of the Company, as currently in effect, certified by the Secretary of State of the state where the Company is incorporated; (iii) by- laws of the Company certified by the secretary of the Company; and (iv) certified resolutions of the Board of Directors of the Company approving this Agreement and the sale of the Debentures.

                  (b) There shall have occurred no event which had a Material Adverse Effect on the Company or any of its businesses, assets, prospects or the Company's securities since the date of this Agreement.

                  (c) No litigation or administrative proceeding shall have been threatened or commenced against the Company which (i) seeks to enjoin or otherwise prohibit or restrict the consummation of the transactions contemplated by this Agreement or (ii) if adversely determined, would have a Material Adverse Effect on the Company or the Company's securities.

                  (d) The Company shall have delivered to the Placement Agent a certificate of its principal executive and financial officers as to the matters set forth in Sections 7(a), (b) and (c) of this Agreement and to the further effect that (i) the Company is not in default, in any respect, under any note, loan agreement, security agreement, mortgage, deed of trust, indenture, contract, alliance agreement, lease, license, joint venture agreement, agreement or other instrument to which it is a party, except where such default has not and will not have a Material Adverse Effect; (ii) the Company's representations and warranties contained in this Agreement are true and correct in all respects on such date with the same force and effect as if made on such date; (iii) there has been no amendment or changes to the Company's articles of incorporation or by-laws or authorizing resolutions from those delivered pursuant to Section 7(a) of this Agreement; and (iv) no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute a breach or default thereof by the Company or would cause acceleration of any obligation of the Company, or could adversely affect the business, operations, financial condition or prospects of the Company.

                  (e) The Placement Agent shall have received the opinion of Rutan & Tucker, LLP, counsel for the Company, dated as of the Closing date in form and substance reasonably satisfactory to the Placement Agent and its counsel.

                  (f) The Company shall have prepared and filed or delivered to counsel for filing with the SEC and any states in which such filing is required, a Form D relating to the sale of the Debentures and such other documents and certificates as are required.

                  (g) Subscriptions for the Debentures shall have been accepted by the Company.

                  (h) In addition to the right of the Placement Agent to terminate this Agreement and not consummate the transactions contemplated by this Agreement as a result of the failure of the Company to comply with any of its obligations set forth in this Agreement, this Agreement may be terminated by the Placement Agent by written notice to the Company at any time prior to the Closing if, in the Placement Agent's sole judgment, (i) the Company shall have sustained a loss that is material to the Company, taken as a whole, whether or not insured, by reason of fire, earthquake, flood, accident or other calamity, or from any labor dispute or court or government action, order or decree; (ii) trading in securities on any exchange or system shall have been suspended or limited, either generally or specifically, with respect to the Company's Common Stock; (iii) material governmental restrictions have been imposed on trading in securities, generally or specifically, with respect to the Company's Common Stock (not in force and effect on the date of this Agreement); (iv) a banking moratorium shall have been declared by Federal or New York State authorities;
(v) an outbreak of major international hostilities or other national or international calamity shall have occurred; (vi) the Congress of the United States or any state legislative body shall have passed or taken any action or measure, or such bodies or any governmental body or any authoritative accounting institute, or board, or any governmental executive shall have adopted any orders, rules or regulations, which the Placement Agent reasonably believes is likely to have a Material Adverse Effect on the business, financial condition or financial statements of the Company or the market for the Common Stock; (vii) the Common Stock shall have been delisted from NASDAQ or the Company shall have received notice from NASDAQ advising the Company of its intention to have the Common Stock delisted from NASDAQ, whether conditional or otherwise, or the Company shall fail to meet the requirements for continued listing on NASDAQ; or
(viii) there shall have been, in the Placement Agent's judgment, a material decline in the Dow Jones Industrial Index or the market price of the Common Stock at any time subsequent to the date of this Agreement.

         8. COVENANTS OF THE COMPANY.

                  (a) The Company agrees at all times after the filing of an amendment to its articles of incorporation reflecting the matters described in
Section 8(b) and as long as the Debentures may be converted or exercised, to use its best efforts to keep reserved from the authorized and unissued Common Stock, such number of shares of Common Stock as may be, from time to time, issuable upon conversion of the Debentures, provided, however, that if the Company does not have a sufficient number of authorized and unissued shares of Common Stock, which are not otherwise reserved for issuance, reserved for issuance upon the conversion of all of the Debentures by July 2, 2001, the Debentures shall, at the holder's option, become immediately due and payable (together with accrued interest) and shall bear interest at the rate of twenty (20%) percent per annum.

                  (b) The Company agrees to use its best efforts to obtain shareholder approval of its proposals at the upcoming special meeting of shareholders, which is scheduled for January 26, 2001 and in any event no later than July 2, 2001, to (i) increase the number of authorized shares of Common Stock from 25,000,000 shares to 50,000,000 shares.

         9. RIGHT TO NOMINATE DIRECTORS.

                  (a) The Placement Agent shall have the right (but not the obligation) to nominate one (1) director to the Board of Directors of the Company (the "Right to Nominate"). The Company shall, as soon as practicable after the Placement Agent exercises its Right to Nominate, appoint the Placement Agent's nominee to the Board of Directors and shall thereafter for a period of three (3) years from the date hereof include the Placement Agent's nominee in the slate of nominees recommended by the Company's Board of Directors to shareholders for election as a director at each subsequent meeting at which directors of the Company are to be elected, and shall use its best efforts to cause the election of such nominee. If elected to the Company's Board of Directors, the Placement Agent's nominee shall receive a fee for serving on the Board of Directors of $25,000 per year, plus reasonable expenses and five (5) year options to purchase 20,000 shares of Common Stock, at an exercise price equal to the higher of (i) ten (10%) percent above the closing price of the Common Stock on the date the Placement Agent's nominee is elected to the Board of Directors, and (ii) $1.31 per share. Notwithstanding anything to the contrary in the foregoing, if (i) there is no vacancy on the Board of Directors of the Company, (ii) the Company can not otherwise immediately place the Placement Agent's nominee on its Board of Directors, or (iii) the Placement Agent's nominee is not elected to the Board of Directors of the Company, the Placement Agent's nominee shall be designated by the Company as an official observer of the Board of Directors. As an observer of the Board of Directors, the Placement Agent's nominee shall have the right to (A) receive copies of all documents delivered to the Board of Directors, (B) receive advance notice of all meetings of the Board of Directors, (C) attend in person all meetings of the Board of Directors or otherwise participate in such meetings by telephone, and (D) receive the fee and options as described above as if such nominee was elected to the Board of Directors.

         10. FEES.

                  (a) Upon the receipt by the Company of the payment from the Lenders, the Company will pay the Placement Agent a fee, in cash, (the "Cash Fee") equal to ten (10.0%) percent of the gross proceeds raised from the sale of the Debentures. Such amount of the Cash Fee may be deducted by the Placement Agent from the payment being made to the Company pursuant to Section 2 of this Agreement.

                  (b) The Company shall reimburse the Placement Agent for up to $32,500 of its reasonable expenses (including reasonable fees and expenses of its counsel) incurred in connection with the transaction contemplated by this Agreement, which amount shall be deducted from the gross proceeds raised from the sale of the Debentures.

                  (c) The Company shall pay any fees required in connection of the qualification of the sale of the Debentures under the state securities or "blue sky" laws of any state which the Placement Agent reasonably deems necessary and any other out-of-pocket expenses incurred by the Placement Agent in connection with the transaction contemplated by this Agreement.

         11. NOTICES. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission, if confirmed by mail as provided in this Section 11. Notices shall be deemed to have been received on the date of personal delivery or facsimile or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. Notices shall be sent to the following addresses:

                TO THE COMPANY:

                                    TELENETICS CORPORATION
                                    25111 Arctic Ocean
                                    Lake Forest, California 92630
                                    Facsimile:    (949) 455-4010
                                    Telephone:   (949) 455-4000
                                    Attention:    Terry S. Parker

                WITH A COPY TO:

                                    Rutan & Tucker, LLP
                                    611 Anton Blvd., Suite 1400
                                    Costa Mesa, CA 92626-1998
                                    Facsimile:  (714) 546-9035
                                    Telephone: (714) 641-3450
                                    Attention: Larry A. Cerutti, Esq.

                TO PLACEMENT AGENT:

                                    TAGLICH BROTHERS, INC.
                                    1370 Avenue of the Americas
                                    New York, NY 10019
                                    Facsimile:       (212) 509-6587
                                    Attention:       Mr. Richard C. Oh

                WITH A COPY TO:

                                    ROBINSON SILVERMAN PEARCE AROHNSON
                                        & BERMAN LLP
                                    1290 Avenue of the Americas
                                    New York, New York 10104
                                    Facsimile:       (212) 541-4630
                                    Telephone:       (212) 541-2266
                                    Attention:       Robert G. Leonard, Esq.

or to such other address as any party shall designate in the manner provided in this Paragraph 11.

         12. INDEMNIFICATION.

                  (a) The Company shall indemnify and hold harmless: (i) the Placement Agent, (ii) each person and entity that directly, or indirectly though one or more intermediaries, controls or is controlled by, or is under common control with, the Placement Agent (each, an "Affiliate"), and (iii) the Placement Agent's and each Affiliate's respective officers, directors, affiliates, shareholders, agents and employees (collectively, the "Other Parties" and individually "Other Party") from and against any loss, claim, penalty, fine, judgment, damage or liability, joint or several of any sort of kind, and any action in respect thereof, to which the Placement Agent, any Affiliate or any Other Party may become subject, under the Securities Act of 1933, as amended ("1933 Act"), the Securities Exchange Act of 1934, as amended ("1934 Act"), any state law or otherwise, insofar as such loss, claim, penalty, fine, judgment, damage, liability or action relates to or arises out of (x) any alleged untrue statement of a material fact contained in any information or documents issued or supplied by the Company to the Placement Agent, or the alleged omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) any transaction contemplated by the engagement of the Placement Agent pursuant to, and the performance by the Placement Agent of the services contemplated by, this Agreement, (iii) any breach by the Company of the representations, warranties or covenants contained in this Agreement and the debenture purchase agreement to be entered into between the Company and each investor acquiring the securities being offered; and shall reimburse the Placement Agent, any Affiliate and each Other Party for any legal or other expenses reasonably incurred by the Placement Agent, any Affiliate and/or such Other Party in connection with investigating or defending any such loss, claim, penalty, fine, judgment, damage, liability or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, penalty, fine, judgment, damage, liability or action relates to or arises out of any alleged untrue statement or alleged omission contained therein relating to the Placement Agent, any Affiliate or such Other Party or that was made in reliance upon and in conformity with information furnished to the Company in writing by the Placement Agent, any Affiliate or such Other Party, provided, further, that the Company will not be liable under clause (ii) above for any loss, claim, penalty, fine, judgment, damage, liability or action (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have resulted from: (A) the bad faith, gross negligence, or willful misconduct of the Placement Agent; or (B) the breach by the Placement Agent of any agreement executed in connection with this Agreement that results from the gross negligence or willful misconduct of the Placement Agent. The foregoing indemnity is in addition to any liability, which the Company may otherwise have to the Placement Agent, any Affiliate and/or any Other Party. In the event the Placement Agent, any Affiliate or any Other Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any participant in a transaction covered hereby in which the Placement Agent, any Affiliate or such Other Party is not named as a defendant, the Company agrees to reimburse the Placement Agent, Affiliate and/or such Other Party for all out of pocket expenses reasonably incurred by it in connection with such party's appearing and preparing to appear as a witness, including, without limitation the reasonable fees and disbursements of its legal counsel.

                  (b) The Placement Agent shall indemnify and hold harmless the Company and its officers, directors, affiliates, agents and employees and any person who controls the Company within the meaning of the 1933 Act or the 1934 Act from and against any loss, claim, penalty, fine, judgment, damage or liability, joint or several, or any action in respect thereof, to which the Company or any officer, director, affiliates, agents, employee or person who controls the Company or any of them may become subject under the 1933 Act, the 1934 Act, any state law or otherwise, insofar as such loss, claim, penalty, fine, judgment, damage, liability or action relates to or arises out of (i) the bad faith, negligence or willful misconduct of the Placement Agent, any Affiliate or Other Party or the breach by the Placement Agent of any agreement executed in connection with this Agreement that results from the gross negligence or willful misconduct of the Placement Agent; or (ii) any alleged untrue statement of a material fact that relates to the Placement Agent, any Affiliate or Other Party or that was made in reliance upon and in conformity with the information furnished to the Company in writing by the Placement Agent, any Affiliate or Other Party, in any such case expressly for use therein or the omission or alleged omission to state therein a material fact that relates to the Placement Agent, any Affiliates or Other Party or that was made in reliance upon and in conformity with information furnished to the Company in writing by the Placement Agent, any Affiliate or Other Party, necessary to make the statements therein, in the light of the circumstances under which they were made not misleading, and the Placement Agent shall reimburse the Company and each such party for any legal or other expenses reasonably incurred by the Company, or such indemnified party in connection with investigating or defending any such loss, claim, penalty, fine, judgment, damage, liability or action. The only information provided to the Company by the Placement Agent, any Affiliate or Other Party is the Placement Agent's name. The foregoing indemnity is in addition to any liability, which the Placement Agent may otherwise have to the Company, or such indemnified party.

                  (c) Promptly after receipt by an indemnified party under this Section of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify such indemnifying party in writing of the claim or the commencement of that action provided that the failure to notify the indemnifying party will not relieve it from any liability which it may have to an indemnified party otherwise than under this Section. If any such claim or action is brought against any indemnified party, and it shall notify an indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified party, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party (which shall not, except with the consent of the indemnified party, be counsel to the indemnifying party, which consent may not be unreasonably withheld). After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation incurred prior to the indemnifying party assuming the defense thereof. With respect to any such claim or action for which the indemnifying party does not assume the defense thereof, the indemnifying party shall not be obligated to pay the reasonable fees and expenses of more than one counsel for the indemnified party or parties.

                  (d) If the indemnification provided for in this Section shall for any reason be unavailable to an indemnified party under subsections (a) or
(b) herein in respect of any loss, claim, penalty, fine, judgment, damage or liability, or any action in respect thereof, referred to therein, then the indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, penalty, fine, judgment, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and the Placement Agent on the other from the private placement of the securities by the Company pursuant to this Agreement, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Placement Agent on the other with respect to the statements or omissions which resulted in such loss, claim, penalty, fine, judgment, damage, or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agent on the other with respect to the private placement of the securities shall be deemed to be in the same proportion as the total net proceeds received by the Company from the private placement (before deducting expenses) bears to the total compensation received by the Placement Agent with respect to the private placement, provided, that in no event shall liability of the Placement Agent or any Affiliate exceed the aggregate placement fees paid to the Placement Agent. The relative fault shall be determined be reference to: (i) whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Placement Agent, on the other, (ii) whether there was a breach of a representation, warranty or covenant by the Company, or (iii) the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement, omission or breach. The parties agree that it would not be just and equitable if contributions pursuant to this subsection
(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, penalty, fine, judgment, damage, or liability, or action in respect thereof, referred to above in this subsection (d) shall be deemed to include, for purposes of this subsection (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

         13. MISCELLANEOUS.

                  (a) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements and understandings. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

                  (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Each party hereby consents to the exclusive jurisdiction of the Federal and state courts situated in New York County, New York in connection with any action arising out of or based upon this Agreement and the transactions contemplated by this Agreement.

                  (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives, successors and permitted assigns.

                  (d) In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

                  (e) Each party shall, without payment of any additional consideration by any other party, at any time on or after the date of any Closings take such further action and execute such other and further documents and instruments as the other party may request in order to provide the other party with the benefits of this Agreement.

                  (f) The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement.

                  (g) All references to any gender shall be deemed to include the masculine, feminine or neuter gender, the singular shall include the plural and the plural shall include the singular.

                  (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first aforesaid.



TELENETICS CORPORATION                              TAGLICH BROTHERS, INC.



By: /S/ Terry S. Parker                              By: /S/ Michael Taglich
    -------------------------------------------         ------------------------
   Name: Terry S. Parker                                Name: Michael Taglich
   Title: President and Chief Executive Officer         Title:  President

                                    EXHIBIT A
                                    ---------


NAMES, ADDRESSES AND SOCIAL SECURITY OR
        EMPLOYER IDENTIFICATION                                 PRINCIPAL AMOUNT
           NUMBERS OF LENDERS                                     OF DEBENTURES
           ------------------                                     -------------
Dolphin Offshore Partners, L.P.                                     $2,115,000
87 South Saxon Avenue
Bay Shore, New York 11706
Attn: Peter Salas
EIN# 3065417

                                    EXHIBIT B
                                    ---------

         Attached are the following schedules dated December 31, 2000:

         1.       Summary Warrant Roll-Forward.

         2.       Summary Warrants Outstanding.

         3.       Option Roll-Forward.

         4.       Notes Payable.

                                    EXHIBIT C
                                    ---------

         Attached is the results of a UCC lien and judgment lien search conducted through December 5, 2000 by Charles Baclet and Associates, Inc. on December 27, 2000.

                                    EXHIBIT D
                                    ---------

                  EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
                  --------------------------------------------


         The following are exceptions to the indicated representations and warranties of the Company contained in Section 3 of the Debenture Placement Agreement (the "Agreement"):

         1.       SECTION 3(l).
         --       -------------

                  (a) The Company is in default on a $300,000 payment to Harvey Bibicoff in connection with the settlement of certain litigation with Mr. Bibicoff.

                  (b) The Company is a party to a letter agreement with Ladenberg Thalman & Co. Inc. ("Ladenburg"), pursuant to which Ladenburg may or may not have a right of first refusal with respect to the transactions contemplated by the Agreement. It is unclear whether this Agreement or the transactions contemplated hereby will constitute a default under the letter agreement. Pursuant to the terms of such letter agreement, however, the Company may terminate the letter agreement by paying Ladenberg a break-up fee in the amount of $200,000. Upon such termination, Ladenberg must relinquish to the Company the warrants granted to it under the letter agreement.

                  (c) By entering into this transaction, the Company will be in default of its equity line agreement with Helenville Holdings Limited.

         2.       SECTION 3(n).
         --       -------------

                  (a) The disclosure made in paragraph 1(a) above is incorporated herein by reference.

                  (b) U.S. Equal Employment Opportunity Commission, Charge No. 345980495 -Claimant Ling Liang, who never commenced any form of employment relationship with the Telenetics, claims sexual harassment by Michael Armani in connection with an alleged offer of employment made during a social relationship.

                  (c) Aeris Communications v. the Company, filed in Northern District of California (No. C00-3727JL), claiming patent infringement in connection with technology acquired by the Company when the Company acquired Eflex Wireless, Inc. in January 2000 (this suit follows C00-00328MJJ, which was dismissed).

                  (d) In Matter of Coleman & Company Securities Inc., filed with the American Arbitration Association Commercial Panel in New York (No. 12 113 00904 00), claiming failure to issue shares under pursuant to an investment banking agreement.

         3.       SECTION 3(p).
         --       -------------

                  The Company has agreed with Michael Armani, the Company's former President and Chief Executive Officer, to engage Mr. Armani as a consultant for one year at the rate he was previously paid as an employee of the Company and to grant to Mr. Armani options to purchase 500,000 shares of common stock. The option is to be granted only if Mr. Armani pays his note payable to the Company in the amount of approximately $200,000.

         4.       SECTION 3(r).
         --       -------------

                  U.S. Equal Employment Opportunity Commission, Charge No. 345980495 - Claimant Ling Liang, who never commenced any form of employment relationship with the Telenetics, claims sexual harassment by Michael Armani in connection with an alleged offer of employment made during a social relationship.

         5.       SECTION 3(t).
         --       -------------

                  All liabilities for corporate income, payroll and other taxes have been paid in full. All payroll taxes returns have been filed through the quarter ended March 31, 2000. All business taxes and licenses returns are filed as to California operations. As to Nevada, the Company is in the process of obtaining licenses and approvals for the GDI division which it acquired in June 1999. Pending those approvals the Company is continuing to report and pay under GDI's previous licenses. As to the "eFlex" subsidiary in Florida acquired in January 2000, the licenses held by that corporation continue in full force and effect. However, the State of Florida is currently reviewing whether or not the Company has a licensure requirement in that state.

                  All corporate income taxes have been paid in full, and returns relating to operations have been prepared for all periods through December 1998. These and/or pro forma returns have been filed as required in order to effectuate payment of any minimum taxes which may have been due. However, amendments of, and adjustments to, these returns are required to correctly set forth "Net Operating Loss CarryForwards." A reconciliation of the impact on the "Net Operating Loss CarryForwards" of various issuances of the Company's common stock from 1994 through December 31, 1999 has not yet been completed. The project is expected to be completed prior to December 31, 2000.

                  In connection with the purchase of GDI, the Company assumed up to $175,000 of GDI's prior tax liability as duly recorded in the Company's financial statements. To date, no tax payments have been made.

                  Extensions to file the corporate income tax return for the year ended December 31, 1999 have been filed.

         6.       SECTION 3(x).
         --       -------------

                  Aeris Communications v. the Company, filed in Northern District of California (No. C00-3727JL), claiming patent infringement in connection with technology acquired by the Company when the Company acquired Eflex Wireless, Inc. in January 2000 (this suit follows C00-00328MJJ, which was dismissed).

                                       -3-